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                                                                    EXHIBIT (20)

                            INOTEK Technologies Corp.
                      Report Furnished to Security Holders


TO OUR SHAREHOLDERS:

INOTEK Technologies Corp. reported earnings of $40,747 or $.01 per share on revenues of $5,948,141 for its third quarter ended February 28, 1998 compared with earnings of $119,390 or $.03 per share on revenues of $6,143,396 for the third quarter of the previous year.

For the first nine months of the year, the Company reported earnings of $112,686 or $.02 per share on revenues of $19,453,179 compared with earnings of $350,517 or $.08 per share on revenues of $18,000,592 for the first nine months of the previous year.

Revenues declined by 3%, primarily due to continued reductions in our Duke Service contract. We were notified by Duke Energy that it was canceling maintenance service on most equipment under contract with INOTEK, effective March 1, 1998. The contract with Duke Energy was implemented December 1, 1993 and is set to expire November 30, 1998. The reduction in the contract from March 1, 1998 through November 30, 1998 is approximately $700,000. Although we are planning to reduce expenses as a result of this contract reduction, it is unlikely that we will be able to operate profitably for at least several quarters.

We have been informed by NASDAQ that we are not in compliance with the new minimum bid price to remain listed among NASDAQ Small Cap Stocks. As a result, NASDAQ has given us until May 28, 1998 to regain compliance with the $1.00 minimum bid requirement. In the event of delisting by NASDAQ, we will apply to be traded through the automated OTC Bulletin Board, or the daily printed Pink Sheets.

Thank you for your continued support.



/s/ NEAL E. YOUNG                                             /s/ DAVID L. WHITE
Neal E. Young                                                     David L. White
Chairman                                                 Chief Executive Officer

                                                                  April 13, 1998



                           INOTEK TECHNOLOGIES CORP.
                        STATEMENTS OF INCOME (UNAUDITED)

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                                                      THREE MONTHS ENDED                  NINE MONTHS ENDED
                                                          FEBRUARY 28                        FEBRUARY 28
                                                     1998             1997              1998             1997
-----------------------------------------------------------------------------------------------------------------
NET SALES                                        $ 5,948,141      $ 6,143,396      $ 19,453,179     $ 18,000,592
COST AND EXPENSES:
    COST OF SALES                                  4,082,312        4,370,711        13,836,731       12,720,035
    SALES AND MARKETING                              907,429          802,290         2,746,989        2,423,593
    GENERAL AND ADMINISTRATIVE                       878,193          744,460         2,601,342        2,187,861
-----------------------------------------------------------------------------------------------------------------
    TOTAL COST AND EXPENSES                        5,867,934        5,917,461        19,185,062       17,331,489
-----------------------------------------------------------------------------------------------------------------
OPERATING INCOME                                      80,207          225,935           268,117          669,103
INTEREST EXPENSES                                     (5,842)          (4,170)          (18,894)         (19,046)
-----------------------------------------------------------------------------------------------------------------
EARNINGS BEFORE INCOME TAXES                          74,365          221,765           249,223          650,057
INCOME TAXES                                          33,618          102,375           136,537          299,540
-----------------------------------------------------------------------------------------------------------------
NET EARNINGS                                        $ 40,747        $ 119,390         $ 112,686        $ 350,517
=================================================================================================================

NET EARNINGS PER SHARE                                $ 0.01           $ 0.03            $ 0.02           $ 0.08
=================================================================================================================

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                            INOTEK TECHNOLOGIES CORP.
                                 BALANCE SHEETS

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

                                                        FEBRUARY 28    MAY 31
                                                           1998         1997
                                                      ---------------------------
                                                      (unaudited)
                               ASSETS

       CURRENT ASSETS:
           CASH AND CASH EQUIVALENTS                     $ 396,647     $ 376,145
           TRADE RECEIVABLES, (NET OF
              ALLOWANCE FOR DOUBTFUL
              ACCOUNTS OF $64,967 AND $45,182)           3,086,368     3,619,039
           INVENTORIES                                   2,815,034     2,178,744
           DEFERRED TAX ASSET                              140,065        77,953
           PREPAID INCOME TAXES                                           13,660
           PREPAID EXPENSES & OTHER ASSETS                 139,803       165,240
       --------------------------------------------------------------------------
       TOTAL CURRENT ASSETS                              6,577,917     6,430,781

       PROPERTY AND EQUIPMENT, NET                         502,149       370,837
       GOODWILL, NET                                     2,074,101     2,123,534
       OTHER ASSETS                                         59,164        64,590
       DEFERRED TAX ASSET                                  141,502       193,395
       --------------------------------------------------------------------------
       TOTAL ASSETS                                     $9,354,833    $9,183,137
       ==========================================================================


                      LIABILITIES AND SHAREHOLDERS' EQUITY

       CURRENT LIABILITIES:
           ACCOUNTS PAYABLE                             $2,045,051    $1,865,089
           ACCRUED EXPENSES                                869,328       776,153
           INCOME TAXES PAYABLE                             59,416           --
           CURRENT PORTION OF NOTES
               PAYABLE                                     200,000       413,833
       --------------------------------------------------------------------------
       TOTAL CURRENT LIABILITIES                         3,173,795     3,055,075

       NOTES PAYABLE                                         --           59,710

       SHAREHOLDERS' EQUITY:
           COMMON SHARES, $.01 PAR VALUE;
              AUTHORIZED SHARES - 10,000,000
              ISSUED SHARES - 4,354,088
              OUTSTANDING SHARES - 4,354,088                43,541        43,541
       ADDITIONAL PAID-IN CAPITAL                        3,299,546     3,299,546
       RETAINED EARNINGS                                 2,837,951     2,725,265
       --------------------------------------------------------------------------
       TOTAL SHAREHOLDERS' EQUITY                        6,181,038     6,068,352
       --------------------------------------------------------------------------
       TOTAL LIABILITIES AND SHAREHOLDERS'
            EQUITY                                      $9,354,833    $9,183,137
       ==========================================================================

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